Exhibit 10.4
EXECUTION COPY
INDEMNITY AGREEMENT
          INDEMNITY AGREEMENT, dated as of June 28, 2007 (this “Agreement”), made by and among Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW”), Polar Air Cargo Worldwide, Inc. (f/k/a Airline Acquisition Corp I), a Delaware corporation (the “Company”) and DHL Network Operations (USA), Inc., an Ohio corporation (the “Investor”; and together with the AAWW and the Company, the “Parties”).
SECTION 1. Defined Terms
     1.1. Definitions. (a) Capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Purchase Agreement.
     (b) The following terms shall have the following meanings:
          “Agreement” means this Indemnity Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “AAWW” is defined in the Preamble.
          “AAWW Working Capital Facility” means that certain working capital facility of the Company funded by AAWW in accordance with the Contribution Agreement.
          “BSA Tax Costs” is defined in Section 6.1.2(c).
          “Company” is defined in the Preamble.
          “Company Obligations” means the collective reference to all obligations and Liabilities of:
a.	the Company for (1) costs of preparing the Preliminary Closing Statement of Net Working Capital as described in Section 2.6.1 of the Purchase Agreement and (2) any remaining fees and disbursements due to the Auditor in connection with a Dispute regarding the Preliminary Closing Statement of Net Working Capital once the Investor has paid for its allocable portion pursuant to Section 2.6.3(c) of the Purchase Agreement;

b.	the Company and the Company Affiliates to pay any brokerage or finder’s fee in connection with the Contemplated Transactions, including any brokerage or finder’s fee pursuant to the agreements and arrangements listed in Section 3.19 of the Company Disclosure Schedule;

c.	the Company to pay all costs and expenses directly incurred by the Company (other than Taxes that are (a) incurred after the Closing Date or

(b) the subject matter of Section 6 hereof or which are specifically allocated to or indemnified by a Person pursuant to any of the Transaction Documents) in connection with the Purchase Agreement, the Transaction Documents and the Contemplated Transactions through the Closing Date); and

d.	the Company to indemnify and hold harmless the Investor Indemnified Persons for any and all Losses incurred by such Investor Indemnified Persons or any of them as a result of or arising out of certain events specified in Section 8.1 of the Purchase Agreement, subject to the terms and conditions of the Purchase Agreement, including Section 8.3, Section 8.4, Section 8.5 and Section 8.6 thereof.
          “Company RD Losses” is defined in Section 6.1.2(a).
          “Contribution Agreement” means the Contribution Agreement dated as of the Closing Date from AAWW to the Company.
          “Controlled Affiliate” means an Affiliate of a Party with respect to which such Party exercises (directly or through Affiliates, which are themselves controlled) either (i) a majority of such Affiliate’s voting power or (ii) actual control of such Affiliate.
          “Dividend Note” is defined in Section 6.1.1.
          “Funding Request” is defined in Section 5.2.1.
          “Investor” is defined in the Preamble.
          “Investor Obligations” means the collective reference to all obligations and Liabilities of the Investor under the Purchase Agreement.
          “Parties” is defined in the Preamble.
          “Polar” means Polar Air Cargo LLC.
          “Polar Obligations” means the obligation of Polar to indemnify the Company under Section 6.1.1 of the Asset Conveyance Agreement.
          “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date.
          “Purchase Agreement” is defined as that certain Stock Purchase Agreement dated as of November 28, 2006 between the Company and the Investor, as the same may be amended, supplemented or otherwise modified from time to time.
          “Refundable Deposit” is defined in Section 5.2.1.

          “Related Proceeding” is defined in Section 7.10.
          “Tax Costs” is defined in Section 6.1.2(a).
     1.2. Rules of Construction. Except as otherwise explicitly specified to the contrary, (i) references to a Section, Sub-section, Exhibit or Schedule means a Section, Sub-section, Exhibit or Schedule to this Agreement, unless another agreement is specified, (ii) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof, (iii) the word “including” will be construed as “including without limitation,” (iv) the words “party” and “parties” shall refer to AAWW, the Company and the Investor, (v) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (vi) accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied, (vii) references to any Applicable Law, a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended and from time to time in effect unless otherwise expressly specified, (viii) references to “$” or dollars are to United States currency and (ix) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.
SECTION 2. REPRESENTATIONS AND WARRANTIES
     2.1. AAWW Representations and Warranties. AAWW hereby represents and warrants to the Company and the Investor on and as of the date hereof that (a) AAWW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the execution, delivery and performance by AAWW of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any Applicable Law or any contractual restriction binding on or affecting it and (c) this Agreement has been duly executed and delivered by AAWW and constitutes the legal, valid and binding obligation of AAWW, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and laws affecting creditors’ rights generally and to general equitable principles.
     2.2. Company Representation and Warranties. The Company hereby represents and warrants to AAWW and the Investor on and as of the date hereof that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the execution, delivery and performance by the Company of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any Applicable Law or any contractual restriction binding on or affecting it and (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and laws affecting creditors’ rights generally and to general equitable principles.

     2.3. Investor Representation and Warranties. The Investor hereby represents and warrants to AAWW and the Company on and as of the date hereof that (a) the Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, (b) the execution, delivery and performance by the Investor of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any Applicable Law or any contractual restriction binding on or affecting it and (c) this Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and laws affecting creditors’ rights generally and to general equitable principles.
SECTION 3. INDEMNITY OF COMPANY OBLIGATIONS
     3.1. Indemnity of Obligations. Effective as of the date hereof, AAWW will indemnify and hold harmless (i) the Investor and the Company from, against and in respect of any and all Losses incurred by the Investor or the Company as a result of or arising out of the Company Obligations and (ii) the Company from, against and in respect of any and all Losses incurred by the Company as a result of or arising out of the Polar Obligations.
     3.2. Investor Obligations Unaffected. The provisions of Section 3.1 shall not be construed to defeat, impair or limit in any way any rights or remedies of the Company (or any other Company Indemnified Person, as applicable) may have against the Investor under the Purchase Agreement with respect to the Investor Obligations nor shall the Investor in any way be deemed to have been released from the Investor Obligations.
SECTION 4. COVENANTS
     4.1. Transaction Documents. AAWW hereby agrees to take all reasonable actions as the parent of its Affiliates to cause the Affiliates (other than the Company) to perform their obligations under the Transaction Documents to which they are a party and to cause the Company to perform its obligations under the Blocked Space Agreement (other than with respect to the Liquidated Damages and any Gap Period Damages, each defined therein), in each case in accordance in all material respects with the terms thereof, in each case from and after the BSA Commencement Date.
     4.2. Net Working Capital Covenant. AAWW hereby agrees to provide such assistance and cooperation to the Company in the preparation of the Preliminary Closing Statement of Net Working Capital as is reasonably necessary to permit the Company to perform its obligations under Section 2.6 of the Purchase Agreement.
     4.3. Confidentiality. The Parties agree that (except as provided herein or in the Purchase Agreement or contemplated hereby or thereby) the fact of, and the terms and conditions of this Agreement, and the transactions contemplated hereby, shall not be disclosed by such Party or its Affiliates to any third party without the prior consent of the other Parties, except to the extent that such disclosure is required by Applicable Law (including any regulatory filings made with any Governmental Entity) in which case the Party (or its Affiliates) required to make the disclosure shall allow the other Parties reasonable time to comment on such disclosure and/or seek a protective order or other appropriate relief (with the reasonable cooperation of all Parties and their Affiliates) in advance of such disclosure. Notwithstanding the foregoing, each Party and its representatives and Affiliates may disclose to any and all persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Parties and their representatives and Affiliates relating to such tax treatment, tax strategies and tax structure.
     4.4. Non-Compete. From the BSA Commencement Date, AAWW agrees that prior to the earlier to occur of the fifth anniversary of the Closing Date or the termination of the Blocked Space Agreement, without the prior written approval of the Investor, which will not be unreasonably withheld, AAWW will not, and will cause its Controlled Affiliates not to (a) provide, directly or indirectly, to any Person scheduled airport-to-airport cargo transportation services on the Core Routes other than through the Company, (b) apply for any Permit that, if granted, would permit AAWW or any such Controlled Affiliate (other than the Company) to operate for itself scheduled airport-to-airport transportation services over the Core Routes, (c) utilize the Core Routes for the conduct of any business other than the business conducted directly by the Company or (d) permit the Company to sell, assign or otherwise transfer the Core Routes or any interest or rights therein to any Person; provided, however, that the foregoing shall not limit the right of AAWW and its Controlled Affiliates to (i) own, either directly or indirectly, individually or jointly, up to fifteen percent (15%) of the equity interests of any Person (other than the Company) that provides scheduled airport-to-airport cargo transportation services over the Core Routes, (ii) operate charters on the Core Routes, or (iii) provide charter, ACMI wet lease or other ACMI services on the Core Routes (including providing ACMI or such related services to any Person providing scheduled airport-to-airport cargo transportation services on the Core Routes) so long as, in the case of each of the clauses (i)-(iii), AAWW or such Controlled Affiliate does not bear commercial risk based upon the capacity utilized on the related flight, but rather is compensated on a per flight or hourly basis.
     4.5. Further Assurances. From time to time, as and when requested by any Party to this Agreement, each other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the Contemplated Transactions and the transactions contemplated in the Transaction Documents.
SECTION 5. INVESTOR FUNDING OBLIGATIONS
     5.1. Working Capital Funding Obligations Following the BSA Commencement Date. From and after the BSA Commencement Date and continuing through the term of the Blocked Service Agreement, the Investor will fund the Company’s working capital requirements (including amounts required to repay any balance under the AAWW Working Capital Facility outstanding as of the BSA Commencement Date) relating to services to which the Investor is entitled to have performed under the Blocked Space Agreement or services which generate revenue that reduces the Net Cost of the Core Network (defined therein).
     5.2. Funding of a Refundable Deposit.

          5.2.1. If the Company requests, which request may be provided by the Company at the Company’s election beginning thirty (30) days after the Closing Date, the Investor shall, not later than two (2) business days following such request (a “Funding Request”) by the Company, make (or cause to be made) an advance by wire transfer of immediately available funds (to an account designated by the Company provided in such Funding Request) in the amount of a $30 million refundable deposit (the “Refundable Deposit”).
          5.2.2. Use of the Refundable Deposit. The Company may use any or all of the Refundable Deposit for any or all of the following purposes:
     (a) to distribute to AAWW (i) an amount up to the amount of any positive Net Working Capital (as determined in accordance with Section 2.6 of the Purchase Agreement), (ii) any payments in respect of the Dividend Note or (iii) any other non-pro rata dividend or distribution to the holder of Class A Common Stock allowed under Section 4.2.11 of the Company Charter;
     (b) to repay any outstanding advances as of the date of such Refundable Deposit under the AAWW Working Capital Facility; or
     (c) to fund any working capital requirements as necessary to conduct the Company’s business prior to the BSA Commencement Date;
provided, however, the Refundable Deposit may not be applied to satisfy any obligations of the Investor under any other agreements between the Investor and the Company.
          5.2.3. Interest Earned. Any interest earned on the Refundable Deposit will be for the account of the Company.
          5.2.4. Refund of the Refundable Deposit. The Refundable Deposit will become refundable to the Investor upon the earlier of (a) the ninetieth (90th) day following the BSA Commencement Date and (b) January 31, 2009.
          5.2.5. Tax Treatment of the Refundable Deposit.
     (a) Each of the Company and the Investor acknowledges that it is intended that the Refundable Deposit be treated as a nontaxable deposit or loan for income tax purposes and agrees to treat the Refundable Deposit for all income tax purposes accordingly. In furtherance of the foregoing, the Company agrees to accrue imputed interest deductions on the Refundable Deposit and the Investor agrees to accrue a corresponding amount of imputed interest income.
     (b) In the event that a taxing authority takes the position in a tax audit or similar proceeding involving AAWW or its affiliates that the Refundable Deposit should have been treated as taxable income of the Company rather than as a nontaxable deposit or loan for income tax purposes, and to the extent that the Investor has complied and continues to comply with its payment obligations pursuant to Section 6.1.2(b) herein, AAWW and its affiliates shall: (i) use reasonable efforts to defend the position in such proceeding that the Refundable Deposit was properly treated as a nontaxable deposit or loan for income tax purposes; (ii) at the reasonable request of Investor, contest any challenge of its position with respect to the Refundable Deposit

(including through judicial proceedings); (iii) not settle or compromise any such proceeding without the consent of the Investor, which consent may not be unreasonably withheld; and (iv) keep the Investor reasonably informed of the status of such proceedings to the extent such proceeding relates to the tax treatment of the Refundable Deposit. The Investor shall bear all costs and expenses (including legal fees) for any such contest that AAWW would not have otherwise pursued.
SECTION 6. TAX INDEMNIFICATION
     6.1. Tax Indemnity.
          6.1.1. Indemnification of the Company and the Investor by AAWW. AAWW hereby agrees to indemnify and hold harmless the Investor and the Company from and against any Losses attributable to all Taxes (or the non-payment thereof) (i) of the Company or Polar for the Pre-Closing Tax Period, (ii) of the Company directly attributable to the dividend of the $102 million note by the Company to AAWW (the “Dividend Note”), the Polar Conversion, the conveyance by Polar to Atlas Air of certain assets and liabilities of Polar prior to or on the Closing, the Asset Conveyance, the Polar Distribution, the Polar Note Assumption, capital contributions by AAWW to the Company pursuant to the Contribution Agreement, and payments by the Company to AAWW under the Dividend Note or as non pro rata dividends made solely with respect to the Class A Common Stock, (iii) of any member of an affiliated, consolidated, combined or unitary group of which the Company or Polar was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iv) of any Person (other than the Company and Polar) imposed on the Company as a transferee, successor, or by contract (other than commercial contracts, such as leases or customer contracts) in respect of a transaction occurring or contract entered into on or prior to the Closing; provided, however, that AAWW will not be liable for any Losses under this Section 6.1.1 to the extent such Losses are attributable to the Refundable Deposit. To the extent there are any Losses of the Company in a Post-Closing Tax Period directly attributable to any change of an accounting method for Tax purposes or change in a Tax election with regard to the Company, Polar, the Business or the Assets, which such change is made on or after July 1, 2006 and is effective for periods prior to the Closing, AAWW shall indemnify and hold the Company and/or the Investor harmless against any such Losses.
          6.1.2. Indemnification by the Investor.
               (a) Tax Liabilities of the Company Attributable to Reclassification of the Refundable Deposit. The Investor hereby agrees to advance amounts to the Company equal to any liability for incremental Taxes (or the non-payment thereof) and associated costs and expenses (“Tax Costs”) of the Company to the extent that such incremental Tax Costs are attributable to the recharacterization of the Refundable Deposit as income of the Company rather than a nontaxable deposit or loan (such incremental Tax Costs, the “Company RD Losses”). The incremental Tax Costs will be calculated on a “with and without basis” by comparing the cash Tax Costs of the Company if the Refundable Deposit had not been recharacterized with the cash Tax Costs of the Company taking into account the fact that the Refundable Deposit has been recharacterized. Such advances shall be made promptly following any determination that such incremental Tax Costs have been incurred and shall be repaid to the Investor only as and to the extent contemplated by the last sentence of this Section 6.1.2(a). For the avoidance of doubt, the loss by the Company of the imputed interest deductions that would have been available had the Refundable Deposit been characterized as a nontaxable deposit or loan shall not be taken into account in determining Company RD Losses, but any interest and penalties attributable to any under-reporting of taxable income by reason of claiming a deduction for the related imputed interest deductions shall be included in determining Company RD Losses. To the extent the Company actually realizes a cash Tax savings in a year following the realization of incremental Tax costs for which the Investor advanced amounts to the Company pursuant to this Section 6.1.2(a), and such cash Tax savings correlates to the relevant incremental cash Tax costs in the earlier year (e.g., because the recharacterization resulted in an acceleration of income), the Company shall repay to the Investor, with reasonable promptness following the date upon which the Company actually realizes such cash Tax savings, the advances made under this Section 6.1.2(a) up to an amount equal to the amount of such cash Tax savings.
               (b) Tax Liabilities of AAWW Attributable to Reclassification of the Refundable Deposit. The Investor hereby agrees to indemnify and hold harmless AAWW and its affiliates from and against any Losses attributable to Taxes (or the non-payment thereof) of AAWW and its affiliates (other than the Company) to the extent that such Taxes are attributable to the recharacterization of the Refundable Deposit as income of the Company realized at a time the Company is a member of AAWW’s consolidated group and taken into account on AAWW’s consolidated and combined income tax returns rather than as a nontaxable deposit or loan. For purposes of this Section 6.1.2(b), the use by AAWW or its affiliates of any net operating losses to offset income resulting from the recharacterization of the Refundable Deposit shall not be taken into account in determining Losses (for example, incremental Tax attributable to incremental income resulting from the recharacterization shall be calculated as if there were no net operating losses available to offset such incremental income).
               (c) Tax Liabilities Attributable to Working Capital Funding After the BSA Commencement Date. The Investor hereby agrees to advance amounts to the Company equal to any liability for incremental Taxes (or the non-payment thereof) and associated costs and expenses (“BSA Tax Costs”) of the Company to the extent that such incremental BSA Tax Costs are attributable to the fact that working capital requirements of the Company following the BSA Commencement Date are funded through payments (including advance payments) under the Blocked Space Agreement rather than through a working capital facility similar to the AAWW Working Capital Facility. The incremental BSA Tax Costs will be calculated on a “with and without basis” by comparing the cash BSA Tax Costs of the Company if the working capital requirements had been funded through a working capital facility similar to the AAWW Working Capital Facility to the cash BSA Tax Costs given that working capital requirements are funded through payments under the Blocked Space Agreement. Such advances shall be made promptly following any determination that such incremental BSA Tax Costs have been incurred and shall be repaid to the Investor only as and to the extent contemplated by the last sentence of this Section 6.1.2(c). To the extent the Company actually realizes a cash Tax savings in a year following the realization of incremental BSA Tax Costs for which the Investor advanced amounts to the Company pursuant to this Section 6.1.2(c), and such cash Tax savings correlates to the relevant incremental cash Tax costs in the earlier year (e.g., because the working capital funding mechanism resulted in an acceleration of taxable income), the Company shall repay to the Investor, with reasonable promptness following the date upon which the Company actually realizes such cash Tax savings, the advances made under this Section 6.1.2(c) up to an amount equal to the amount of such cash Tax savings.
SECTION 7. MISCELLANEOUS
     7.1. Amendments and Waivers in Writing. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by all of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.
     7.2. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing (unless otherwise provided herein) and must be delivered, given or otherwise provided:
     (a) by hand (in which case, it will be effective upon delivery);
     (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or
     (c) by overnight delivery by an internationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);
in each case, to the address (or facsimile number) listed below:
If to AAWW, to:
Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, NY 10577-2543
Facsimile number: (914) 701-8333
Attention:       Adam R. Kokas, Esq., Senior Vice President,
                          General Counsel and Secretary
and with a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Facsimile number: (617) 951-7050
Attention: Hemmie Chang, Esq.
If to the Company, to:
Polar Air Cargo Worldwide, Inc.
c/o Atlas Air Worldwide Holdings, Inc
2000 Westchester Avenue

Purchase, NY 10577-2543
Facsimile number: (914) 701-8333
Attention:       Adam R. Kokas, Esq., Senior Vice President,
                         General Counsel and Secretary
and with a copy to:
DHL Network Operations (USA), Inc.
1200 South Pine Island Road
Plantation, Florida 33324
Facsimile number: (954) 888-7159
Attention: General Counsel
If to the Investor, to:
DHL Network Operations (USA), Inc.
1200 South Pine Island Road
Plantation, Florida 33324
Facsimile number: (954) 888-7159
Attention: General Counsel
  Each Party may specify different address or facsimile number by giving notice in accordance with this Section 7.2 to the other Parties hereto.
     7.3. No Waiver by Course of Conduct; Cumulative Remedies. No failure to exercise, nor any delay in exercising, on the part of a Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by a Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Party would otherwise have on any future occasion.
     7.4. Successors and Assigns; No Third Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, except that the Investor shall be entitled to assign and transfer its rights, interests and obligations hereunder to another entity (or entities) that is a wholly-owned subsidiary of Deutsche Post AG (a corporation organized under the laws of Germany) that is able to perform the terms and conditions of the Investor hereunder as long as the transferee’s obligations under the Agreement continue to be fully guaranteed by the DP Guarantee. Except as expressly provided in this Section 7.4, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

     7.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes. Facsimile or other electronic execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.
     7.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, Applicable Law.
     7.7. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     7.8. Integration. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any of the Parties relative to subject matter hereof and thereof not expressly set forth or referred to herein.
     7.9. Continuing Effect. Except for the Assignment and Assumption, the Purchase Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. This Agreement shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of AAWW or the Company that would require an amendment, waiver or consent of the Investor except as expressly stated herein.
     7.10. Submission to Jurisdiction; Waivers. Each Party irrevocably submits to the exclusive jurisdiction of the New York Courts for the purposes of any Action arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement (the “Related Proceeding”). Each Party agrees to commence any such Related Proceeding in the United States District Court for the Southern District of New York or if such Related Proceeding may not be brought in such court for jurisdictional reasons, then in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 7.2 shall be effective service of process in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.10. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Related Proceeding in any New York Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such New York Court that any such Related Proceeding brought in any such New York Court has been brought in an inconvenient forum.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY RELATED PROCEEDING.
     7.11. GOVERNING LAW. THIS AGREEMENT, THE RIGHTS OF THE PARTIES AND ALL ACTIONS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     7.12. Acknowledgements. The Parties hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement.
[Signature Page Follows ]

     IN WITNESS WHEREOF, the undersigned has caused this Indemnity Agreement to be duly executed and delivered as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.
By:	/s/ William J. Flynn
	Name:	William J. Flynn
	Title:	President and Chief Executive Officer

POLAR AIR CARGO WORLDWIDE, INC.
By:	/s/ William J. Flynn
	Name:	William J. Flynn
	Title:	President and Chief Executive Officer

DHL NETWORK OPERATIONS (USA), INC.
By:	/s/ Jon E. Olin
	Name:	Jon E. Olin
	Title:	Executive Vice President General Counsel and Secretary

[Signature Page to Indemnity Agreement]